                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             ERLY Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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
                                PRELIMINARY COPY

GERALD D. MURPHY                                   [LOGO] ERLY INDUSTRIES INC.
Chairman and Chief Executive Officer               10990 Wilshire Boulevard
                                                   Los Angeles, California 90024

                                                                August __, 1997
Dear Shareholder:

            You are cordially invited to attend the Annual Meeting of shareholders of ERLY Industries Inc., to be held at 10:00 a.m. on Friday, September 26, 1997, at the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California 90024.

            At the Annual Meeting, we will vote on the proposals described in the accompanying Notice and Proxy Statement. We will also report to you on the operations of the Company. You will have the opportunity to ask questions about the Company that may be of general interest to shareholders.

            Your vote is very important regardless of how many shares you own. Please take a few minutes to review the Proxy Statement and to sign and date your WHITE Proxy Card and return it in the envelope provided.

            You may have received a Consent Statement and a blue Consent Card from the Trenham (Powell) Group (the "Trenham Group") seeking, among other things, to remove the current Board of Directors and not to elect a new Board of Directors until sometime in the future.

            The Board of Directors of the Company believes that the proposed Consent Statement is entirely unnecessary and if successful, could be very detrimental to the ongoing operation of the Company. As representatives of the Trenham Group were advised at their initial meeting with representatives of the Company, this Annual Meeting of Shareholders will include the election of the Board of Directors. If the Trenham Group wishes to remove one or all of the existing directors, they are free to attempt to do so through the proxy solicitation process at this Annual Meeting. Seeking to separately remove all of the directors is not only a needless distraction but, if successful, would create a situation where the Company would be without a Board of Directors to manage the affairs of the Company.

            The Trenham Group is seeking to obtain control of the Company after the acquisition of approximately 3.9% of its outstanding shares. They have made no offer to purchase any additional amount of shares or make any other significant capital infusion, have not articulated any cohesive management plan or strategy and have virtually no experience in operating a publicly-traded international diversified agri-business such as the Company. Indeed, Noble Trenham and his firm, First Global Securities, Inc., only own twelve shares. The other members of the Trenham Group, Nanette Kelley and her companies, The Powell Group and Farmers Rice Milling Company, Inc., bought their 3.9% interest in the Company in March 1997 in a transaction arranged by Mr. Trenham and his firm. At the same time, Mr. Trenham and his firm were retained by The Powell Group to assist them in taking control of the Company for a fee of $505,000, plus expenses, if they are successful.

            Noble Trenham has previously attempted to take control of the Company. In 1989, he, his firm, Gary Driggs, and Mark Hungerford, with collective shareholdings of only approximately 5%, planned, but quickly abandoned, a proxy contest for election of directors. At the last annual meeting of shareholders, Mr. Trenham tried to vote certain proxies against the Board of Directors' nominees from shareholders. In 1987, Mr. Trenham was sued by the United States Securities and Exchange Commission and was permanently enjoined by a federal court from violating federal securities laws as a result of actions relating to at least eight other publicly-held companies. In 1994, Mr. Driggs who has joined with the Trenham Group in its request for a special meeting of shareholders was indicted on federal charges of fraud, conspiracy and misapplication of funds stemming from the collapse of Arizona's second-largest thrift, Western Savings, which he ran. Mr. Driggs pleaded guilty to two felony counts in July 1995. OF THE ESTIMATED $750,000 OF EXPENSES THE TRENHAM GROUP PROJECTS IT WILL SPEND IN ITS EFFORTS TO REMOVE THE BOARD OF DIRECTORS, $505,000, PLUS EXPENSES, WILL BE PAID TO NOBLE TRENHAM'S


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
BROKER/DEALERSHIP IF THE TRENHAM GROUP IS SUCCESSFUL. THE TRENHAM GROUP ALSO INTENDS TO HAVE THE COMPANY REIMBURSE SUCH AMOUNTS IF IT ACQUIRES CONTROL OF THE BOARD OF DIRECTORS.

            Management of the Company owns approximately 38% of the outstanding Common Stock, almost ten times the amount owned by the Trenham Group. The top eleven executive officers of the Company and its subsidiary, American Rice, Inc., have over 230 years of experience in managing and operating in the food industry.

            At the Annual Meeting, shareholders will be asked to reelect the current Board of Directors and to adopt two amendments to the Articles of Incorporation of the Company; one, to eliminate cumulative voting and the second to require shareholder action only at a shareholders meeting and not by written consent. The proposed changes to the Articles of Incorporation are designed to make it more difficult for people like Noble Trenham with small investments in the Company to wage proxy contests for the Board of Directors seeking to elect one or more directors. They would also prevent shareholder actions by written consent, thereby defeating the proposal by the Trenham Group that the shareholders remove the Board of Directors without electing a new Board of Directors. The Company's proposals would not affect the rights of shareholders to call shareholder meetings for any legitimate purpose.

            THE BOARD OF DIRECTORS BELIEVES THE PROPOSALS OF THE TRENHAM GROUP ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND URGES YOU TO REVIEW THE ENCLOSED PROXY STATEMENT BEFORE DECIDING HOW YOU WILL VOTE. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSALS SET FORTH IN THE ENCLOSED PROXY STATEMENT AND ON THE WHITE PROXY CARD.

            I look forward to seeing you at the Annual Meeting.

                                       Sincerely,


                                       /s/ GERALD D. MURPHY

                                       Gerald D. Murphy
                                       Chairman of the Board and
                                       Chief Executive Officer


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
                                PRELIMINARY COPY

                              ERLY INDUSTRIES INC.
                            10990 WILSHIRE BOULEVARD
                          LOS ANGELES, CALIFORNIA 90024

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be Held September 26, 1997

TO THE SHAREHOLDERS OF ERLY INDUSTRIES INC.:

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ERLY Industries Inc. (the "Company"), a California corporation, will be held on Friday, September 26, 1997 at 10:00 a.m., at the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California, for the following purposes as more fully described in the accompanying Proxy Statement:

            1. To approve an amendment to the Company's Articles of Incorporation to eliminate cumulative voting in the election of directors;

            2. To approve an amendment to the Company's Articles of Incorporation to provide that actions required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and not by written consent;

            3. To elect five directors to serve until the next Annual Meeting of Shareholders; and

            4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

            The Board of Directors has fixed the close of business on Friday, August 22, 1997 as the Record Date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

            WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, MANAGEMENT URGES YOU TO COMPLETE, SIGN AND RETURN YOUR WHITE PROXY CARD AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. A SELF-ADDRESSED POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING THE SIGNED WHITE PROXY CARD.

                                       By Order of the Board of Directors,


                                       Thomas A. Whitlock
                                       Vice President and
                                       Assistant Secretary

Los Angeles, California
August ___, 1997


                                    IMPORTANT

            REGARDLESS OF WHETHER YOU EXPECT TO BE PRESENT PERSONALLY AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE. BY SIGNING AND RETURNING THE ENCLOSED WHITE PROXY CARD PROMPTLY, YOU WILL SAVE THE COMPANY FOLLOW-UP EXPENSES IN CONNECTION WITH THIS PROXY SOLICITATION.

                                PRELIMINARY COPY

                              ERLY INDUSTRIES INC.
                            10990 WILSHIRE BOULEVARD
                          LOS ANGELES, CALIFORNIA 90024



                                 PROXY STATEMENT


                             ----------------------

                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               SEPTEMBER 26, 1997


            This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ERLY Industries Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders to be held on September 26, 1997, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. It is anticipated that this Proxy Statement will be mailed to shareholders on or about August __, 1997.

            Shares represented by proxies in the accompanying white Proxy Card which are returned properly executed will be voted in accordance with the white Proxy Card, unless previously revoked. A proxy given pursuant to the solicitation may be revoked at the option of the person executing it at any time prior to the exercise of the powers conferred, by the filing with the Secretary of the Company of an instrument revoking such proxy, by the filing with the Secretary of the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. BY EXECUTING A WHITE PROXY CARD, YOU WILL BE REVOKING ANY AND ALL PRIOR PROXIES OR WRITTEN CONSENTS SOLICITED BY THE COMPANY OR THE TRENHAM (POWELL) GROUP (THE "TRENHAM GROUP"). SEE "THE TRENHAM GROUP'S CONSENT SOLICITATION."

            The Annual Meeting will be held whether or not the Trenham Group is successful with its consent solicitation.

                                VOTING SECURITIES

            Only shareholders of record of the Company's Common Stock at the close of business on August 22, 1997 will be entitled to vote at the Annual Meeting, or at any adjournment thereof (the "Record Date"). On that date, the Company had outstanding 5,220,337 shares of Common Stock. Each share is entitled to one vote, subject, however, to the possible right of each shareholder to cumulate his votes in the election of directors. For an explanation of cumulative voting, see "Election of Directors".

            PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.

            THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY CONSENT CARD OR PROXY CARD SENT TO YOU BY THE TRENHAM GROUP. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED CONSENT OR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE. SEE "THE TRENHAM GROUP'S CONSENT SOLICITATION."


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            IF YOU HAVE ANY QUESTIONS OR NEED FURTHER ASSISTANCE IN VOTING YOUR
SHARES, PLEASE CALL ERLY INDUSTRIES INC.'S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL FREE AT (800) ____________.

            Where no vote is specified on the white proxy card but such white proxy card is returned and signed, the proxy represented thereby will be voted FOR Proposals 1 (elimination of cumulative voting), 2 (elimination of shareholder action by written consent) and 3 (election of directors), and in the discretion of the proxies named therein with respect to any other proposal that properly comes before the Annual Meeting. Where no vote is specified or where a vote for all nominees is marked with regard to Proposal 3, the votes represented by a proxy will be cast, unless contrary instructions are given, at the discretion of the proxies named therein in order to elect as many nominees as believed possible under the then prevailing circumstances.

            Under the Company's bylaws and California law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The Company believes that brokers will not have the right to vote the shares they hold unless instructed by the beneficial owners. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposal to adopt the Amendments to the Articles of Incorporation to eliminate cumulative voting (PROPOSAL 1) and to eliminate shareholder action by written consent (PROPOSAL 2) will be equivalent to a no-vote since approval of a majority of the outstanding shares is required to adopt each Amendment.

            As further discussed below, the Board of Directors opposes the Trenham Group's Consent Solicitation and urges the shareholders of the Company NOT to return their Solicitation Card (the "Trenham Card") or, if any shareholder has already done so, to execute, date and return the white Proxy Card enclosed with these materials which WILL NEGATE ANY PRIOR SUBMISSION OF THE TRENHAM CARD.

            The Board believes that the Trenham Group's Consent Solicitation is entirely unnecessary and counter-productive since the Company is holding its Annual Meeting of Shareholders for the election of directors which will provide the Trenham Group or other shareholders for that matter, an opportunity to elect one or more new directors, if they so choose.

            Aside from the wasteful and ill-advised nature of the Trenham Group's actions, the Board of Directors believes that the implementation of their goal, the installation of their management team, to also be ill-founded and not in the best interest of shareholders. The Trenham Group has not articulated any coherent strategy or plan for the future of the Company. The Trenham Group's management team has virtually no experience in running organizations comparable to the Company. Noble Trenham has been sued by the Securities and Exchange Commission for violating the Securities Laws and had a permanent injunction entered against him in connection with such suit. Ms. Kelley's principal business experience has been running her privately owned company which she inherited. Finally, the Trenham Group has only a small interest in the Company (approximately 3.9% of the shares) and has not indicated any willingness to invest significant additional funds to purchase shares or otherwise to invest in the Company; however, if successful, they have indicated that they will seek to have the Company reimburse them for their expenses which they estimate to be approximately $750,000. Included in this amount will be $505,000 IN FEES, PLUS EXPENSES, which will be paid to Mr. Trenham's firm. For further information regarding the Trenham Group, see "The Trenham Group's Consent Solicitation."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

            The following table sets forth information regarding the ownership of the Company's Common Stock as of the Record Date of (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company and its subsidiaries as a group. Except as indicated, each of the shareholders directly owns all of the shares beneficially owned


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
by such shareholder, has sole voting and investment power with respect to the such shares and each shareholder does not own of record any shares for which such shareholder is not the beneficial owner.


    Name and address of                           Amount and nature of           Percent of
     beneficial owner                             beneficial ownership             class*
    -------------------                           --------------------           -----------

Gerald D. Murphy, Chairman                        1,590,817 shares                 30.5%
     ERLY Industries Inc.                                      (1) (2)
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Douglas A. Murphy, President                        632,552 shares                 12.1%
     and Director                                              (3)
     ERLY Industries Inc.
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Kennedy Capital Management, Inc.                    585,518 shares                 11.4%
     10829 Olive Boulevard                                     (4)
     St. Louis, MO  63141
William H. Burgess, Director                        210,000 shares                  4.1%
     550 Palisades Drive
     Palm Springs, CA  92262
Richard N. McCombs                                  137,482 shares                  2.6%
     Vice President and
     Chief Financial Officer
     ERLY Industries Inc.
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Bill J. McFarland, Director                           46,522 shares                 0.9%
     ERLY Industries Inc.
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Alan M. Wiener, Director                               4,009 shares                 0.08%
     ERLY Industries Inc.
     10990 Wilshire Blvd.
     Los Angeles, CA  90024
Thurston F. Teele, President                                  --                   --
     Chemonics Industries, Inc.(5)
     1133 20th Street, N.W.
     Washington, D.C.  20036
All directors and executive officers              2,013,501 shares (6)             37.7%
     as a group (11) persons)


----------

      * The percentages of shares held assume that options and warrants held by the particular individual, if any, that are exercisable on the Record Date, or within 60 days of such date, have been exercised, and no others.

      (1) Gerald D. Murphy, Chairman of the Board of the Company, is the record holder of 953,215 shares.


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
      (2) Shares beneficially owned by Gerald D. Murphy include 637,602 shares indirectly owned by him which are (i) owned directly by his son Douglas A. Murphy, President of the Company, and (ii) held in trust for his grandson. Of this total, Gerald D. Murphy has voting control of the 5,050 shares held in trust for his grandson, however, he denies holding voting or investment control of the balance of the 632,552 shares owned directly by his son, Douglas A. Murphy.

      (3) Shares beneficially owned by Douglas A. Murphy include 51,089 shares which are issuable upon the exercise of options granted under the 1982 Incentive Stock Option Plan.

      (4) Based on Schedule 13G filed February 7, 1997 with the Securities and Exchange Commission. The filer is an investment advisor with discretionary accounts for investment purposes. The filer indicated that it has sole dipositive power of the entire 585,518 shares and sole voting power for 336,080 shares.

      (5) Chemonics Industries, Inc. is a wholly-owned subsidiary of the Company.

      (6) The number of shares shown as beneficially owned by all directors and officers as a group includes 173,314 shares issuable upon the exercise of stock options held by officers..

            Gerald D. Murphy and Douglas A. Murphy have pledged a substantial number of shares of Common Stock of the Company they own as collateral for personal loans, including loans related to their acquisition of a building partially leased by American Rice, Inc. See "Compensation Committee Interlocks and Insider Participation-Litigation".

                PROPOSED AMENDMENTS TO ARTICLES OF INCORPORATION

GENERAL

            The Company's Board of Directors has unanimously approved the following two amendments to the Company's Articles of Incorporation, as set forth on Appendix A hereto, and has voted to recommend that the Company's shareholders approve such amendments. PROPOSAL 1 eliminates cumulative voting and PROPOSAL 2 provides that shareholders may not act by written consent but only at an annual or a special meeting (the "Amendments").

            The proposed Amendments are being presented to shareholders of the Company for their individual approval as separate proposals. The Board of Directors believes that, if adopted, the proposed Amendments, would effectively reduce the possibility that dissident minority shareholders could seek to wield disproportionate power over the affairs of the Company through either (i) the election of one or more directors or (ii) an attempt to effect a sudden or surprise shareholder action by way of written consent without the evaluation or recommendations of the Company's Board of Directors, such as the consent solicitation being proposed by the Trenham Group. See "The Trenham Group's Consent Solicitation."

            The Amendments are being proposed in response to the efforts of Noble Trenham, an owner of only twelve shares of Common Stock, to try to organize others to place his nominees on the Board of Directors or most recently, to take control of the Company. In 1989, Mr. Trenham engaged in a short lived proxy battle to elect certain directors to the Board of Directors. At the last annual meeting of shareholders, he attempted to vote a number of proxies against the Board of Directors nominees. More recently he was instrumental in arranging for The Powell Group and its affiliates to purchase their 3.9% interest in the Company after which he immediately began to work with The Powell Group to seek control of the Company. The Company understands that Mr. Trenham's broker/dealership and The Powell Group have entered into an arrangement whereby such broker/dealership has been retained to assist The Powell Group in seeking such control and receive a fee of $505,000, plus reimbursement of expenses, if they are successful. The activities of Mr. Trenham have in the past diverted and currently are diverting, Management's time from operating the Company and also diverting the Company's resources from what would otherwise in the view of Management be more productive uses.

            The Powell Group and its affiliates acquired only 3.9% of the outstanding Common Stock of the Company in March 1997 yet they are now demanding that the Company's Management, including the current Board of Directors, (who own approximately 38% of the Company's outstanding shares) step down and be replaced by The Trenham Group's designees. Members of Management had their first


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
substantive discussions and first met with Ms. Nanette Kelley and other representatives of the Trenham Group on July 17, 1997. At that time Management was advised that the Trenham Group wanted Management of the Company to resign and be replaced by representatives of the Trenham Group. Management was also advised that a majority of the Company's shareholders supported the efforts of the Trenham Group. Management was given 24 hours to acquiesce to these demands or face the threat of removal. At no time during the meetings with Management nor at any time thereafter, did the representatives of the Trenham Group give any sort of detailed explanation of why they wanted Management removed or give the details of any potential strategy or course of action that they wished the Company to pursue. Despite the Trenham Group's threats to Management, in subsequent filings with the Securities and Exchange Commission they have only acknowledged support from 3.9% of the Company's shareholders. The purported group consists almost entirely of the holdings of The Powell Group and its controlling shareholder Nanette Kelley with only nominal purported support from other shareholders. The Trenham Group has not indicated that they are willing to make any additional significant investment in the Company as part of their demands for control, nor have they put forward any definitive plan or strategy for the Company. Instead they ask that Management cede control to them merely because they have demanded that they do so.

Adoption of PROPOSAL 1, eliminating cumulative voting, will make it difficult, if not impossible, for minority shareholder groups, such as the Trenham Group, to elect one or more directors as opposed to electing an entirely new slate of directors. Adoption of PROPOSAL 2, eliminating shareholder action by written consent, will defeat that pending attempt by the Trenham Group to remove the entire Board of Directors through the written consent of shareholders and will make it more difficult for minority shareholder groups to attempt to take shareholder action without the input of the Board of Directors. Adoption of both of the Amendments may have significant effects on the ability of small groups of minority shareholders of the Company, such as the Trenham Group, to change the composition of the incumbent Board of Directors. Accordingly, shareholders are urged to read carefully the following sections of this Proxy Statement, which describe the proposed Amendments and their purposes and effects.

PURPOSES AND EFFECTS OF THE PROPOSED AMENDMENTS

            The Board of Directors of the Company is asking shareholders to consider and adopt the proposed Amendments to the Articles of Incorporation in order to prohibit: (i) cumulative voting for election of directors and (ii) actions by written consent of shareholders. The Board of Directors believes that elimination of cumulative voting is in the best interests of all of the Company's shareholders. Cumulative voting potentially enables small groups of minority shareholders to band together to elect directors to the Company's Board of Directors to support and pursue that group's agenda as opposed to acting in the best interests of all shareholders. While proportionate representation may work for certain pluralistic societies, the Board of Directors believes that the Company should have a strong management team with a shared vision and strategy aligned with that of a majority of its shareholders for the future of the Company. Allowing for the election of one or more directors representing minority shareholder groups creates the possibility of a fragmented Board of Directors where Management may have to cater to special interest groups in order to solicit support for the ongoing activities of the Company. In addition, allowing representatives of groups that are potentially overtly hostile to management or the majority of the Board of Directors' views on the ongoing operation of the Company, such as representatives of the Trenham Group, would only serve to inhibit rather than open up the free flow of ideas and deliberations which are essential to the Board of Directors' decision making process. The Board of Directors believes that the shareholders should have the ability to elect a Board of Directors which represents the bests interests of all of the shareholders as opposed to the interests of any particular group. The Company's entire Board of Directors is elected annually and the Company's shareholders are given the opportunity to replace any and all of the directors if they are not satisfied with the Company's performance. Consistent with its views, Management believes that an overwhelming majority of companies whose shares are traded publicly do not use cumulative voting for the election of directors.

            The second proposed amendment to the Articles of Incorporation would prohibit shareholder action by written consent. The Board of Directors also believes that the interests of all shareholders will be better served by requiring that all shareholder actions be implemented by a duly authorized and noticed meeting of shareholders, as opposed to by written consent. Requiring that shareholder actions take place only after a shareholders' meeting has numerous benefits such as allowing all shareholders to participate, express their views and vote on the matter. Actions by written consent can be implemented by a majority of shareholders without the prior input, participation or recommendation of Management of the Company or the remaining shareholders. Shareholders should have the benefit of Management's


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
recommendations in deciding on the appropriate course of action. Actions which on their face seem innocuous can have potentially adverse consequences. For example, as discussed further below, the Trenham Group proposal, if implemented, could trigger a default of the outstanding mortgage notes of the Company's subsidiary and put the Company in a position where it has no effective governing body for an extended period of time. In addition, the Trenham Group's proposal was in this instance entirely unnecessary since the Company had advised them that it intended to hold the annual meeting of shareholders to elect directors in the Fall. Furthermore, California law requires that the Company call a special meeting of shareholders to consider any legitimate shareholder action if requested by at least 10% of the shareholders of record of the Company. This statutory mandated threshold protects the Company and its shareholders since it requires that at least a reasonable percentage of the shareholders request an action before the Company is required call a meeting to address it. Under the current circumstances, the Trenham Group is seeking to implement their written consent action with the purported initial support of only 3.9% of the Company's shareholders. The second proposed Amendment would also help ensure that the Board of Directors, if confronted by a surprise proposal from a third party who has recently acquired a block of the Company's Common Stock, will have sufficient time to review the proposal, consider appropriate alternatives and make its recommendation to shareholders.

            Management believes that while the adoption of the proposed Amendments would make it more difficult for and discourage the holder of a small block of the Company's Common Stock, such as the Trenham Group, from attempting to enact a surprise corporate action or elect one or members to the Board of Directors; they will not significantly impede actions by holders of substantial blocks of stock. As previously noted, California law enables holders of 10% or more of the outstanding shares to call a meeting of shareholders for any legitimate purpose. In addition, under the current circumstances where members of the Management own approximately 38% of the outstanding shares elimination of cumulative voting would have the effect of depriving Management of significant Board of Directors representation in the event they lose a proxy contest for control.

            To the extent that the proposed Amendments would be deemed to discourage small groups of shareholders from attempting to enact shareholder actions or capture seats on the Board of Directors, they could be deemed to impede the ability of shareholders to implement changes to the governance and management of the Company. Also, since these Amendments would require that all shareholder actions be implemented through a shareholder meeting, it is possible that a group holding the majority of the Company's shares could be impeded or delayed from implementing their plans. As such, the proposed Amendments could deter or discourage certain attempted takeover attempts, such as the one currently being proposed by the Trenham Group, and would encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's Management and Board of Directors.

            The proposed Amendments are specifically authorized under the California Corporations Code (the "Code"). The Board of Directors, which unanimously approved the Amendments and recommended that they be submitted to the Company's shareholders for adoption, does not presently contemplate recommending the adoption of any further amendments to the Articles of Incorporation or the Bylaws which would affect the ability of third parties to take over or change control of the Company.


                   PROPOSAL 1 -- AMENDMENT TO THE ARTICLES OF
                  INCORPORATION TO ELIMINATE CUMULATIVE VOTING

            California law generally requires cumulative voting. See "Proposal 3 -- Election of Directors" for a description of California cumulative voting procedures. However, the Code specifically allows a company with its common stock quoted on the Nasdaq National Market System and with at least 800 shareholders of record to eliminate cumulative voting by an amendment to its Articles of Incorporation. The Company meets these requirements and thereby proposes an Amendment to the Articles of Incorporation to eliminate cumulative voting. Under cumulative voting, in an election of directors each share has a number of votes equal to the number of directors to be elected and each shareholder may cast all of his votes for a single candidate, or allocate them among as many candidates and in such proportions as he chooses. As a result, a minority shareholder or shareholders holding a significant percentage of outstanding shares may be able to elect one or more directors.

            With cumulative voting, Board of Directors' representation might be obtained by a corporation or group seeking to gain control of the Company or by a faction unfriendly to Management and the majority of the Company's shareholders. The Board of Directors believes that any such representation on the Company's Board of Directors would be disruptive and could impair the efficient operation of the Company. Accordingly, the Board of Directors propose that the Articles of Incorporation be amended to add a new Article SIXTH which would provide for voting by simple plurality in lieu of cumulative voting in elections of directors. Without cumulative voting, each share has one vote for each open director position which can be voted only for such position. Without cumulative voting, the holder or holders of a majority of the shares of the Company's Common Stock voting at a shareholders' meeting will be able to elect all directors of the Company then being elected. This Amendment would eliminate the possibility that the holders of a minority of the shares voting at such a meeting (acquired through a proxy contest, tender offer or otherwise) might elect one or more directors. It also could be argued that the elimination of cumulative voting may deter takeover efforts on terms which some shareholders might deem favorable. However, the absence of cumulative voting may shorten the time required for a majority of the shareholders to elect an entirely new slate of directors.

            The Bylaws fix the number of directors to be within an authorized range of from five to seven, with the exact number currently fixed at five. Approval of a majority of the outstanding shares is required to change the range of directors (which can not be more than twice the minimum less one and with the minimum being not less than three) or to fix a specific number instead of a range. Within a range, the Board of Directors can fix the exact number of directors.

            The Common Stock owned by The Trenham Group as reflected in its filings with the Securities and Exchange Commission is not sufficient to elect any director with cumulative voting unless The Trenham Group obtains proxies representing substantial additional shares. Accordingly, the adoption of this proposed Amendment will not affect the Trenham Group's ability to elect a director with its present holdings, but might affect its ability to elect one or more directors by soliciting proxies. If the Board of Directors is increased to seven members as proposed by the Trenham Group, the Trenham Group would need fewer proxies from other shareholders to elect a director under cumulative voting.

            The elimination of cumulative voting will also eliminate the current ability of Gerald D. Murphy and Douglas A. Murphy to assure that one or both of such persons are elected to the Board of Directors even if a person acquired over 50% of the Common Stock.

            IF ADOPTED, THE AMENDMENT WOULD APPLY AT THIS ANNUAL MEETING TO THE ELECTION OF DIRECTORS AND CUMULATIVE VOTING WOULD NOT BE AVAILABLE.

            The affirmative vote of a majority of the outstanding shares of the Company's outstanding Common Stock is required to approve the Amendment eliminating cumulative voting at the Annual Meeting and at subsequent meetings.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING.


             PROPOSAL 2 -- AMENDMENT TO ARTICLES OF INCORPORATION TO
                ELIMINATE SHAREHOLDERS ACTION BY WRITTEN CONSENT

            Under the Code, unless otherwise provided in the Articles of Incorporation, any action required or permitted to be taken by shareholders of a company may be taken without a meeting, generally without prior notice and without a shareholder vote, if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted. After an action is taken by less than unanimous written consent, prompt notice of such action must be given to those shareholders who have not consented and if the action relates to approving a transaction with an insider, indemnification of management, a corporate reorganization or a plan of distribution following a decision to liquidate, notice of the shareholders' approval must be given to those non-consenting shareholders at least 10 days before the action can take place. Further, California law provides that a vacancy of a directorship caused by removal may be filed only by the unanimous written consent of the shareholders, although directors may be removed by written consent of a majority of the outstanding shares.

            This Amendment would eliminate the situation proposed by the Trenham Group Consent Solicitation whereby under California law the Board of Directors may be removed by the written consent of holders of a majority of the outstanding shares, but cannot be replaced by new directors except by unanimous written consent or at a shareholders meeting. The Trenham Group would leave the Company without a Board of Directors for a period of at least 45 days. Further, under California law officers of the Company can only function under the supervision and control of a Board of Directors.

            The Articles of Incorporation currently contain no provision restricting or regulating shareholder action by written consent. This Amendment to the Articles of Incorporation would eliminate the authority of shareholders to act by written consent without a meeting, thus requiring all shareholder action to be taken at a shareholder meeting. The Amendment would add Article SEVENTH of the Articles of Incorporation.

            In the current business environment, efforts to take control of public corporations are common and often result in a person or group acquiring a majority, but not all, of the outstanding stock of a corporation. In that event, under the Company's existing Articles of Incorporation, such a person or group could seek shareholder action by written consent without a meeting. It is possible that if a majority of shares are held by less than ten shareholders, such shareholders would not have to send a proxy statement. However, in any such action by written consent, the Company might have to send to the shareholders an information statement before the action would be effected under the Federal proxy rules.

            The Board of Directors believes that the approval of Proposal 2 is advantageous to the Company and its shareholders. The provision of Proposal 2 prohibiting shareholders action by written consent would give all shareholders of the Company, entitled to vote on a particular matter, advance notice of and the opportunity to participate in the determination of any proposed action on such matter by requiring a shareholder meeting and the chance to take judicial or other action to protect their interests.

            In addition, the Board of Directors believes that elimination of shareholder action by written consent is desirable to avoid untimely action in a context that might not permit shareholders to have the full benefit of the knowledge, advice and participation of the Company's Management and Board of Directors.

            The elimination of action by written consent may also deter acquisitions of the Company's Common Stock and may delay, deter or impede shareholder action not approved by the Board of Directors. Such actions may include shareholder attempts to obtain control of the Board of Directors, unsolicited tender offers or other efforts to acquire control of the Company. Proposal 2 may impede or delay, at least until the next regularly scheduled annual meeting, the initiation or consummation of business transactions, such as reorganizations, mergers, or recapitalization, which are opposed by the Board of Directors even though sought by a majority of the shareholders. Elimination of action by written consent will not affect the rights of shareholders holding at least 10% of the outstanding shares to require that the Company call a shareholder meeting for any legitimate purpose.

            IF THE AMENDMENT TO ELIMINATE SHAREHOLDERS ACTION BY WRITTEN CONSENT IS ADOPTED, ANY ATTEMPT TO TAKE A SHAREHOLDERS ACTION BY WRITTEN CONSENT, INCLUDING THE WRITTEN CONSENTS SOLICITED BY THE TRENHAM GROUP, AFTER SUCH ADOPTION, WILL BE INVALID.

            The affirmative vote of a majority of the outstanding shares of the Company's outstanding Common Stock is required to approve the Amendment to eliminate shareholder action by written consent.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO ELIMINATE ACTION BY WRITTEN CONSENT.


                       PROPOSAL 3 - ELECTION OF DIRECTORS

            Five directors are to be elected at the Annual Meeting to serve until the next annual meeting and until their successors shall be elected and qualified. Subject to certain exceptions specified below, if the Amendment to eliminate cumulative voting is not adopted, shareholders of record on the Record Date will be entitled to cumulate their votes in the election of the Company's directors (i.e., they then would be entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. If cumulative voting is available, no shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate's name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. DISCRETIONARY AUTHORITY TO CUMULATE VOTES IS HEREBY SOLICITED BY THE BOARD OF DIRECTORS IF CUMULATIVE VOTING IS ALLOWED.

            With respect to election of directors, assuming a quorum is present, the five candidates receiving the highest number of votes are elected. A quorum is the presence in person or by proxy of shares representing a majority of the outstanding shares of the Common Stock.


NOMINEES FOR THE BOARD OF DIRECTORS

            The names of the nominees and certain information about each of them as of the Record Date are set forth below:

                                                            Date elected
                                                            as director
Name of nominee                                 Age         of the Company
---------------                                 ---         --------------

GERALD D. MURPHY                                69          April 1964

Mr. Murphy has served as Chairman of the Board and Chief Executive Officer of the Company since formation of the Company in 1964. He has served as Chairman of the Board of American Rice, Inc. ("ARI")( which is 81% owned by the Company) since 1993 and as a director of ARI since 1988. ARI is the largest U.S.-based and one of the world's leading processor and marketers of branded rice products and it is among the largest U.S. processor and seller of branded black and green olives. ARI's executive offices are located at 411 North Sam Houston Parkway East, Suite 600, Houston, Texas 77060. He also serves as a director of Pinkerton's, Inc., a security and investigation services firm.

DOUGLAS A. MURPHY                               41          January 1988

Mr. Murphy has served as President of the Company since 1990 and as Chief Operating Officer since 1992. He has also served as President and Chief Executive Officer of ARI since 1993 and as a director of ARI since 1990. He has served as President of ERLY Juice Inc. since 1988, a subsidiary of the Company, and was President of Comet American Marketing, a division of ARI, from 1986 to 1990. He is also a director advisor of Compass Bank Houston.

WILLIAM R. BURGESS                              80          September 1975

Mr. Burgess is a private business consultant, Chairman of CKS Digital, Inc., a privately-held company, and has served as a director of ARI since
1988. From 1978 to 1986 Mr. Burgess was Chairman of International Controls Corp., an internationally diversified manufacturing company listed on the New York Stock Exchange.

BILL J. MCFARLAND                               60          August 1986

Mr. McFarland has served as Vice President of the Company since 1975. He has served as President of Comet American Marketing and Senior Vice President of ARI since 1993. He was President of ERLY Food Group from 1990 to 1993, President of The Beverage Source from 1979 to 1990 and President of Early California Foods from 1975 until its sale in 1985 (all subsidiaries of the Company).

ALAN M. WIENER                                  59          March 1995

Mr. Wiener has served as a director of the Company since 1995. He was President of Impulse Designs, Inc. from 1974 to 1995. He is also a director of FloTool International, Inc. He previously served as a director of Cal Fame Citrus Products, Inc. and Leisure Technology, Inc.


            Douglas A. Murphy is the son of Gerald D. Murphy. There are no other family relationships among the directors of the Company.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS.


COMMITTEES OF THE BOARD OF DIRECTORS

            The Board of Directors has four committees with specific responsibilities to support the operations of the full Board of Directors. These are the Executive Committee, the Audit committee, the Compensation Committee and the Profit Sharing Plan Committee. The Board of Directors does not have a Nominating Committee, as the entire Board acts in this capacity.

            The Board of Directors has delegated to the Executive Committee the powers and authority of the Board of Directors in the management of the business, except that the Executive Committee is not to take any actions which could await actions by the Board of Directors, approve capital expenditures exceeding $100,000 or, authorize transactions which would be both material and outside the ordinary and normal course of the business of the Company. Gerald D. Murphy serves as Chairman of the Executive Committee and Douglas A. Murphy and William H. Burgess are Executive Committee members.

            The Audit Committee meets with the Company's independent certified public accountants and reviews the scope and results of the annual audit. Alan
M. Wiener is Chairman of the Audit Committee and William H. Burgess and Bill J. McFarland are members of the Audit Committee.

            The Compensation Committee recommends to the Board of Directors proposed compensation programs for all principal officers of the Company. William H. Burgess is Chairman of the Compensation Committee and Gerald D. Murphy and Alan M. Wiener are Compensation Committee members.

            The Profit Sharing Plan Committee recommends to the Board of Directors proposed contributions by the Company to the Company's Employees Profit Sharing Retirement Plan. Gerald D. Murphy is Chairman of the Profit Sharing Plan Committee and Bill J. McFarland is a member.

            During the fiscal year ended March 31, 1997, the full Board of Directors held five meetings; the Executive Committee took one action by written consent; the Audit Committee met three times; the Compensation Committee met one time; and the Profit Sharing Plan Committee met one time. Each director was in attendance at 75% or more of all of the meetings of the full Board of Directors and all committees on which each director served.

                    THE TRENHAM GROUP'S CONSENT SOLICITATION

            The Trenham Group, which consists of Noble Trenham, his broker/dealership, First Global Securities, Inc., Nanette Kelley and her company, The Powell Group and its subsidiary, Farmers Rice Milling Company, Inc., has filed a Preliminary Consent Solicitation Statement (as amended) and Solicitation Card (blue) and a Schedule 13D (as amended) with the Securities and Exchange Commission and upon the completion of the processing of such material by the Securities and Exchange Commission, intends to send such Consent Solicitation Statement and Solicitation Card (blue) to the shareholders of the Company to seek their consent to the following proposals: (a) the removal of the entire Board of Directors; (b) the calling of a special meeting of shareholders 45 days after the removal of the Board of Directors to elect a new Board of Directors; (c) the expansion of the Board of Directors from five to seven members; and (d) and the prohibiting of the Management of the Company from taking certain action between the removal of the Board of Directors and the holding of the special meeting. In addition, the Trenham Group indicated that at the special meeting it will vote for its own five nominees for directors including Ms. Kelley and Mr. John M. Spain, the Managing Director of The Powell Group, and solicit proxies for such nominees.

            Aside from the fact that this Annual Meeting of Shareholders renders the Trenham Group proposals entirely unnecessary, the Board of Directors of the Company oppose the proposals made by the Trenham Group for several additional important reasons:

            (a) For the five fiscal years ended March 31, 1997, the Company's stock out-performed the average return for NASDAQ (U.S. Companies) by approximately 50% and the average return for S&P Food Products Index by over 62%. Further information regarding the performance of the Company's Common Stock, see "Stock Price Performance".

            (b) The removal of the entire Board of Directors without a simultaneous election of a new Board of Directors, would leave the Company in a unique position of not having anyone with the responsibility for the managment of the business and affairs of the Company until a special meeting of shareholders is held. While there is no controlling California case law, the Company believes such action would be contrary to the Code provisions requiring a board of directors to manage the business and affairs of a California corporation and its officers. Further, it is unclear under California law whether the officers could continue to function without a board of directors with ultimate management powers. The failure to have a Board of Directors could result in the Company not being able to take any material actions, or implementing strategic and vital business decisions in a timely manner.

            (c) The Company's subsidiary, ARI, has outstanding $99,000,000 of 13% Mortgage Notes (the "Notes"), which the Trenham Group has stated could be refinanced at a lower rate. However, a change of control of the Company, which results in a change of control of ARI (such as a replacement of a majority of directors) would result in the holders of such Notes having an option to require immediate repayment of such Notes at 101% of the original purchase price plus any original issue discount. Further, the Notes are not redeemable until July 31, 1999, and then at a redemption price of 107% of par, declining to 100% of par after July 31, 2001. The Trenham Group has not indicated that it has obtained the consent of the holders of the Notes for either a change of control or payoff at less than 107%. The holders of the Notes could demand immediate payment upon a change of control of the Company and if such payments are not made, a default could be declared, and the assets securing the Notes, which includes certain real property and other assets of ARI and the Company's stock in ARI (except for 200,000 shares of Series B Preferred Stock) could be subject to foreclosure. If such events occur, unless it was able to obtain significant additional financing, ARI would be forced to seek protection under the federal Bankruptcy laws. Further, a default under the Notes would trigger a default under ARI's other credit agreements, including its principal line of credit.

            (d) The Trenham Group estimates in its soliciting material that the cost of such solicitation would be about $750,000 and that it would seek to have the Company pay such amounts if it is successful in having its nominees become a majority of the Board of Directors. Management believes that amount would be reduced had the Trenham Group simply solicited for their own slate of directors at the Annual Meeting. Of the $750,000, Noble Trenham's broker/dealership will receive $505,000, plus expenses. Therefore, if the Trenham Group is successful, the Company will be asked indirectly to reward a holder of twelve shares with over a half a million dollars. The reimbursement of such expenses, and the expenses the Company is incurring in response to the Trenham Group, will reduce cash and shareholders' equity.

            MANAGEMENT RECOMMENDS THAT THE SHAREHOLDERS DO NOT EXECUTE CONSENTS PROVIDED BY THE TRENHAM GROUP SINCE THE BOARD OF DIRECTORS WILL BE ELECTED AT THE ANNUAL MEETING. Further, Management believes it has the experience and background to better manage the Company than the slate of nominees and the officers proposed by the Trenham Group. Gerald D. Murphy founded the Company in 1964 and has built the Company and its subsidiaries into one of largest branded rice and olive companies in the United States.

            On July 17, 1997, Noble Trenham, Ms. Kelley, representing herself and The Powell Group and its subsidiary, Farmers Rice and John M. Spain, an employee of The Powell Group (collectively the "Trenham Group" but referred to as The Powell Group in its soliciting material) met with Gerald D. Murphy, Chairman of the Board of Directors and Chief Executive Officer of the Company, and William H. Burgess, a director of the Company, at the Company's main office. At the meeting, the Trenham Group, which owns only 3.9% of the outstanding Common Stock of the Company, threatened to take control of the Company, elect its own slate of directors and to try to find a buyer for the Common Stock of the Company owned by Mr. Murphy. Although, Mr. Murphy requested three weeks to analyze this proposal, the Trenham Group gave him only 24 hours. At a meeting on July 18, 1997, Mr. Murphy rejected these demands. Before and after such meetings, the Trenham Group has been soliciting shareholders of the Company with regard to joining them in replacing the current Management of the Company.

            Management also believes, based upon the actions of and disclosures provided by the Trenham Group, that the Trenham Group's attempt to take control of the Company is just part of a long-term plan by Noble Trenham to take such control, although he only owns 12 shares of the outstanding Common Stock of the Company. MR. TRENHAM AND HIS FIRM WILL RECEIVE FROM THE POWELL GROUP, WHICH WILL THEN BE REIMBURSED BY THE COMPANY, $505,000, PLUS EXPENSES, IF THE TRENHAM GROUP SUCCESSFULLY REMOVES THE BOARD OF DIRECTORS. In 1989, he and others who collectively owned only 5% of the then outstanding Common Stock, conducted a short lived proxy contest for the Board of Directors of the Company. At the last annual meeting, Mr. Trenham sought to vote proxies for 530,000 shares against Management's nominees for directors. Late last year and early this year he tried to have an nominee of the Trenham Group, Eugene A. Cafiero, become a member of the Board of Directors. He was instrumental in arranging for the purchase, in March 1997 of the current shares held by Ms. Kelley and The Powell Group's subsidiary, Farmers Rice. Mr. Trenham has recommended the proposed takeover of the Company by the Trenham Group and has been retained, through his broker/dealer firm, by The Powell Group to accomplish such goal. In 1987 Mr. Trenham was permanently enjoined from violating certain provisions of the federal securities laws and one of the persons he was associated with in his 1989 solicitations of proxies and who has signed a request to call a special meeting, is Gary Driggs. Mr. Driggs is the former head of Arizona's second-largest thrift, Western Savings, and he pleaded guilty to two felony counts from the collapse in 1989 of such thrift.

            Ms. Kelley and The Powell Group acquired their shares for $6.50 per share in March 1997. The trading price of such shares significantly increased in value prior to the July 17th meetings and continues to trade above such acquisition price. During the July meetings with the Company, Ms. Kelley did not identify any specific reasons for seeking a change of control of the Company nor did she articulate any coherent strategy or plan which the Trenham Group would seek to implement if they are successful in obtaining control.

            The Trenham Group is attempting by its proposals to take over all or at least a majority of the Company's Board of Directors, and did not merely request a Board of Directors seat as a shareholder. In some cases, the shareholder may not truly be interested in taking over a company, but uses the threat of a proxy fight and/or a bid to take over a company as a means of forcing such company to repurchase his equity position at a substantial premium over market price.

            The Board of Directors of the Company believes that an imminent threat of removal of the Company's Management severely curtails its ability to negotiate effectively with such a shareholder, particularly since Management of the Company owns approximately 38% of the outstanding Common Stock and has itself a substantial economic ownership in the Company. Surprise threats to take over the Company deprives Management of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken. Further, given the hostile nature of the Trenham Group's actions and their lack of disclosure as to their plans for the Company, Management has been deprived of the opportunity to evaluate the proposals made by them, such as the feasibility of refinancing the

$100,000,000 principal amount of Notes, in light of the fact that the Notes can not be redeemed prior to July 31, 1999 and then at 107% of par value, or the actual role and compensation to be paid to Noble Trenham when he owns an insignificant interest in the Company. If the real purpose of a takeover bid is to force the Company to repurchase an accumulated stock interest at a premium price, Management faces the risk that if it does not repurchase the shareholder's stock interest, the Company's business and Management will be disrupted, perhaps irreparably. On the other hand, such a repurchase diverts valuable corporate resources to the benefit of a single stockholder. Further, the Trenham Group estimates that it will cost about $750,000 to secure their control of the Company and if successful, they will seek reimbursement of such amount from the Company, INCLUDING A $505,000, PLUS EXPENSES, PAYMENT TO NOBLE TRENHAM'S BROKER/DEALERSHIP. The Trenham Group therefore plans on all the shareholders paying for its attaining control of the Company.

            Finally, with the Trenham Group holding less than 4% of the outstanding Common Stock and Management of the Company holding approximately 38%, Management believes that it will be unlikely the Trenham Group can acquire control of the Board of Directors. With cumulative voting, Gerald D. Murphy and Douglas A. Murphy can assure themselves to seats on a five or seven person Board of Directors. Secondly, to remove the directors by written consent, the Trenham Group must obtain consents from shareholders who are not members of Management or members of the Trenham Group representing 46.2% of the outstanding shares ("Unaffiliated Shares"). Unaffiliated Shares represent approximately 58.4% of the outstanding shares.

            On July 24, 1997, Farmers Rice filed a shareholder derivative complaint purportedly on behalf of the Company and ARI against Gerald D. Murphy, Douglas A. Murphy, the Company and ARI in the United States District Court, Central District of California. In the complaint, Farmers Rice alleges (1) breach of fiduciary duty, (2) waste of corporate assets and (3) illegal corporate loan. The derivative complaint further requests injunctive relief prohibiting the Company and ARI from making allegedly ongoing litigation defense payments on behalf of Gerald D. Murphy and Douglas A. Murphy and requiring ongoing indemnification by such individuals to the Company and ARI. Both the Company and ARI are nominal defendants with the lawsuit being brought on behalf of the Company and ARI against Gerald D. Murphy and Douglas A. Murphy. The complaint principally challenges certain litigation expenditures incurred by the Company in connection with litigation to which the Company, ARI, Gerald D. Murphy and Douglas A. Murphy are parties. While the complaint alleges that such expenditures were improperly incurred, in fact, all expenditures and the involvement of the Company in the underlying litigation were fully authorized by the Company's Board of Directors. Gerald D. Murphy and Douglas A. Murphy believe they have valid defenses against the allegations in the complaint and that the complaint's sole purpose is tactical, namely, to attempt to malign current Management as part of the Trenham Group's renewed effort to take control of the Company for its own benefit. See "Compensation Committee Interlocks and Insider Participation-Litigation".

            In addition, on August 13, 1997, Farmers Rice and Ms. Kelley filed a petition for writ of mandate in California Superior Court seeking an order allowing them to inspect the books and records of the Company under the Code. The Company believes that Farmers Rice and Ms. Kelley are seeking such inspection for improper purposes and intends to defend the petition on that basis.


                        PARTICIPANTS IN THE SOLICITATION

            Under applicable regulations of the Securities and Exchange Commission, each of the directors and nominees of the Company is deemed to be a "participant" in the Company's solicitation of proxies, as well as the Company. The following sets forth certain additional information regarding the Company's nominees and directors.

TRANSACTIONS IN THE COMPANY'S SECURITIES IN THE LAST TWO YEARS.

            Listed below are the only purchases and sales of Company stock within the past two years by the Company, the Company's directors and nominees and certain information concerning such transactions.

            A.          Purchases and Sales of Common Stock


                                   Number of Shares
        Name                       Purchased (Sold)        Date of Transaction(s)
-----------------------            ----------------        ----------------------

ERLY Industries Inc.               512,314                 October 1995 (1)
                                   430,417                 October 1996 (1)
                                   16,791                  Various (2)
                                   351,773                 July 24, 1997 (4)
                                   33,949                  Various (3)
                                   45,911                  Various (5)
Gerald D. Murphy                   3,857                   April 16, 1995 (3)
                                   (10,000)                May 26, 1995
                                   (5,000)                 June 14, 1995
                                   (333,333)               January 6, 1997 (6)
                                   10,000                  June 1, 1997 (3)
Douglas A. Murphy                  3,256                   April 16, 1995
                                   (500)                   January 9, 1996
                                   (500)                   January 15, 1996
                                   (1,000)                 January 24, 1996
                                   (1,000)                 March 15, 1996
                                   (500)                   March 18, 1996
                                   (1,000)                 April 11, 1996
                                   (1,000)                 April 12, 1996
                                   (1,000)                 April 17, 1996
                                   (5,000)                 May 3, 1996
                                   (5,000)                 May 16, 1996
                                   (5,000)                 May 23, 1996
                                   (2,000)                 June 4, 1996
                                   (5,360)                 June 11, 1995
                                   10,000                  June 1, 1997 (3)
                                   351,773                 July 24, 1997 (4)
                                   22,175                  August 5, 1997 (5)

William H. Burgess                 (40,000)                March 20, 1996
                                   (11,000)                May 21, 1996 (7)
                                   (10,000)                June 26, 1996
                                   (1,000)                 June 27, 1996
                                   (5,000)                 July 10, 1996
                                   (3,000)                 February 7, 1997
                                   (2,000)                 February 12, 1997
                                   (1,000)                 February 13, 1997
                                   (2,000)                 February 14, 1997
                                   (2,000)                 February 18, 1997
                                   (3,000)                 February 24, 1997
                                   (4,000)                 March 12, 1997
                                   (1,000)                 March 13, 1997
                                   (15,000)                March 20, 1997
                                   (2,560)                 March 26, 1997
                                   (10,000)                May 7, 1997
                                   (10,000)                May 9, 1997
                                   (5,000)                 July 9, 1997
                                   (13,735)                July 10, 1997
Bill J. McFarland                  1,260                   April 16, 1995 (3)
Al Wiener                          1,147                   September 6, 1996
                                   1,235                   January 21, 1997
                                   1,513                   July 1, 1997


----------

(1)         Stock dividend.
(2)         Miscellaneous stock issuances.
(3)         Stock bonuses.
(4)         Shares issued upon conversion of convertible promissory note.
(5)         Shares issued upon exercise of options.
(6) Involuntarily transferred in connection with a lawsuit. See "Compensation Committee Participation and Insider Participation-Litigation".
(7)         Gift

            B.          Purchase and Sale of Other Securities.


            See "Compensation Committee Interlocks and Insider
            Participation-Certain Transactions".

COMMON STOCK OF THE COMPANY OWNED BY ANY ASSOCIATES OF THE DIRECTORS OR NOMINEES



      Name              Address               Associate of     Number of Shares
 --------------     ---------------        ------------------  ----------------
S. B. Cadenhead   550 Palisades Drive      William H. Burgess       63,553
and related       Palm Springs, CA 92262
trusts

SECURITIES OWNED BY AMERICAN RICE, INC.

            Gerald D. Murphy, Douglas Murphy and William H. Burgess may be deemed to be the beneficial owners of any shares of the American Rice, Inc.'s Common Stock (35,777,778 shares), Series A Preferred Stock (3,888,889 shares) and Series B Preferred Stock (14,000,000 shares) held by the Company as a result of their positions with the Company and their stock ownership of the Company.

CERTAIN INFORMATION

            Except as disclosed elsewhere in this Proxy Statement, to the knowledge of the Company none of the Company's directors and nominees: (i) owns of record any securities of the Company that are not also beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting; (iv) beneficially owns any securities of any parent or subsidiary of the Company; or
(v) borrowed any funds to purchase any securities set forth under "Participants in the Solicitation." Except as disclosed elsewhere in this Proxy Statement, to the knowledge of the Company none of the Company's directors or nominees nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since April 1, 1996 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


                         METHOD AND COST OF SOLICITATION

            In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and management-level employees (who will receive no compensation therefor in addition to their regular salaries and fees) by telephone, telegram, facsimile transmission and other electronic communication methods or personal contact. The Company will reimburse banks and brokers who hold shares of the Company's Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

            The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. Pursuant to the Company's agreement with MacKenzie, it will provide various proxy advisory and solicitation services for the Company at a cost of approximately $20,000, plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that MacKenzie will use up to approximately 15 persons in such solicitation.

            Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $200,000, of which approximately $100,000 has been incurred to date. This amount includes legal fees, printing costs and the fees payable to MacKenzie, but excludes (i) the salaries and fees of officers, directors, and employees of the Company and
(ii) the normal expenses of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the proxy (consent) contest discussed herein.

                             EXECUTIVE COMPENSATION

            The following table sets forth information for each of the three fiscal years ended March 31, 1997 for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                          Annual Compensation             Long-term Compensation
                                                     ----------------------------------   ----------------------
                                                                                                   Awards
                                                                                          -----------------------
                                           Fiscal                               Other                 Securities
                                            Year                                Annual     Restricted Underlying      All Other
    Name and                                ended                              Compen-       Stock     Options/        Compen-
Principal Position                        March 31   Salary($)    Bonus($)     sation($)    Awards($)   SARS(#)       sation($)
------------------                        --------   ---------    --------     ---------   ---------- ------------    ---------
                                                                                     (1)                       (2)          (3)
Gerald D. Murphy                            1997     $336,000     $101,535     $  7,542     $ 99,525     $   --       $  6,000
     Chairman of the Board and              1996      325,000      100,000        6,630         --           --          5,609
        Chief Executive Officer of          1995      310,000      120,160        7,233       43,774         --          9,060
        ERLY Industries Inc.
     Chairman of the Board of
        American Rice, Inc.
Douglas A. Murphy                           1997      259,000       88,665        6,784       93,225         --          6,000
     President and Chief Operating          1996      250,000      100,000        5,000         --           --          5,319
        Officer of ERLY Industries Inc.     1995      230,000       93,280        5,791       36,858         --          8,914
     President and Chief Executive
        Officer of American Rice, Inc.
Bill J. McFarland                           1997      210,000       29,325        3,893        7,425         --          6,000
     Vice President of ERLY                 1996      204,000         --          5,555         --           --          4,002
        Industries Inc.                     1995      198,000       55,400        4,075       14,263         --          7,500
     Senior Vice President of
        American Rice, Inc.
Thurston F. Teele                           1997      206,000       85,000       10,852         --           --          6,000
     President of Chemonics                 1996      200,000      253,000        5,058         --           --          7,500
        International, Inc.                 1995      183,600      364,000        1,640         --           --          7,500
Richard N. McCombs                          1997      180,000         --          2,759         --           --          6,000
     Vice President and Chief Financial     1996      175,000       15,000          435         --         88,550        3,392
        Officer of ERLY Industries Inc.     1995      170,000       28,560        2,418        7,347         --          8,106
     Executive Vice President of
        Finance and Administration of
        American Rice, Inc.

--------

      (1) Amounts included in this column reflect: (i) the cost of Company provided automobiles relating to personal use, (ii) the taxable value of life insurance provided by the Company and (iii) reimbursements under the Company's Executive Medical Plan (the "Plan"). Under the Plan, key executive officers of the Company are entitled to be reimbursed for expenses incurred for medical and dental care provided to the key executive officer and his dependents which are not otherwise covered by other sources.

      (2) The number of shares of restricted stock and the market value thereof held by the executive officers listed in the table at March 31, 1997, was as follows: Gerald D. Murphy, 11,700 shares ($99,525); Douglas A. Murphy, 11,300 shares ($93,225); Bill J. McFarland, 900 shares ($7,425); Thurston F. Teele, none; and, Richard N. McCombs, none. Such shares are restricted for a one-year period from the date of issuance. Although no cash dividends have ever been paid on the Company's Common Stock, dividends, if any, would be paid on restricted stock at the times and in the same amounts as dividends paid to all shareholders.

      (3) Amounts represent Company contributions to the Company's Employees Profit Sharing Retirement Plan.

            The following table presents information on stock options held by the executive officers named in the Summary Compensation Table at the end of fiscal 1997.


               AGGREGATED OPTION EXERCISES (1) IN FISCAL YEAR 1997
                        AND MARCH 31, 1997 OPTION VALUES


                                   Number of securities                     Value of unexercised
                                  underlying unexercised                        in-the-money
                                        options at                               options at
                                     March 31, 1997 (#)                      March 31, 1997($) (2)
                              -------------------------------        ----------------------------------
     Name                     Exercisable       Unexercisable        Exercisable          Unexercisable
------------------            -----------       -------------        -----------          -------------

Gerald D. Murphy                   --                --                       --                --
Douglas A. Murphy                84,186              --               $394,832                  --
Bill J. McFarland                33,674              --               $157,931                  --
Thurston F. Teele                  --                --                       --                --
Richard N. McCombs               88,550              --               $327,635                  --


      (1) No options were exercised in fiscal 1997 and no stock appreciation rights have been granted.

      (2) Market value of underlying securities at March 31, 1997 ($8.25 per share) less the exercise price. The values in the last two columns have not been, and may never be, realized by the officers. Actual gains, if any, on option exercises will depend on the value of the Company's Common Stock on the date of the exercise.

EMPLOYMENT CONTRACTS

            In June 1997, the Board of Directors of ARI approved an employment agreement with Gerald D. Murphy which provides that, as an employee, he shall be entitled to certain benefits for a five-year term commencing (i) on the date of termination, if termination is by notice of ARI and there has been no Change of Control (as defined below), (ii) on the occurrence of a Benefits Event (as defined below) following a Change of Control, if termination is at the option of Mr. Murphy or (iii) on the occurrence of the last Change of Control preceding the date of termination, if termination is by notice of ARI. Under the terms of the employment agreement, such benefits are provided unless termination is both, at the option of Mr. Murphy and in the absence of a Change of Control. A Change of Control is deemed to occur if (i) any person becomes beneficial owner of 25% or more of the voting power of ARI (other than the Company) or the Company or
(ii) during any consecutive years, the individuals comprising a majority of the Board of Directors of ARI or the Company at the beginning of such period shall cease to constitute a majority. A Benefits Event, includes but is not limited to a change in compensation of, responsibilities of or positions held by Mr. Murphy without his consent.

            Generally, benefits payable under the employment agreement include: continuation of Mr. Murphy's base salary (currently $350,000), continuation of Mr. Murphy's participation in profit sharing, pension and other executive compensations plans, and various health care and disability plans, the right to a cash bonus in the amount of the bonus last received if ARI awards a cash bonus to any member of the Executive Group (generally defined as the executive officers of ARI) during such five-year period, and indemnification for judgments, fines and expenses incurred by Mr. Murphy by reason of his serving as an officer. In consideration of these benefits, Mr. Murphy has agreed not to compete with ARI or to disclose any confidential information of ARI during the five-year period during which he is to receive such benefits. If ARI or its successor fails to make timely payments as required by the employment agreement, liquidated damages are set at treble the amount of such untimely payments. Certain amounts that may be paid under the employment agreement upon Mr. Murphy's termination may be deemed to be "excess parachute payments" within the meaning of Section 2800 of the Internal Revenue Code and, as such, would not be deductible by ARI for federal income tax purposes.

COMPENSATION OF DIRECTORS

            Members of the Board of Directors who are not officers of the Company receive compensation of $2,000 per quarter plus a fee of $1,500 for each meeting attended in person or by telephone. In addition, in fiscal 1997, William
H. Burgess received fees of $22,500 for public relations services provided to the Company. Effective April 1, 1996, the Company will pay for outside Board of Directors' members to participate in the Company's group insurance plan for medical benefits.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

            Decisions on the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors which consists of William H. Burgess, Chairman, Gerald D. Murphy and Alan M. Wiener. Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc. and a Director of American Rice, Inc. ("ARI"). He is the beneficial owner of 4.1% of the Company's Common Stock. Mr. Murphy is Chairman and Chief Executive Officer of the Company and is the beneficial owner of 30.5% of the Company's Common Stock. He is also Chairman of the Board of ARI. Mr. Wiener is retired and owns less than 1% of the Company's Common Stock.

            All decisions by the Compensation Committee were reviewed and approved without change, by the full Board of Directors of the Company. Committee members William H. Burgess and Alan M. Wiener were responsible for the determination of Gerald D. Murphy's compensation as Chief Executive Officer and Mr. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, who is the Chief Executive Officer of the Company, no other member of the Compensation Committee is now or ever has been an officer or employee of the Company or its subsidiaries.

            Mr. Burgess and Mr. Murphy are also Directors of ARI, an 81% owned subsidiary of the Company. Both serve on the Compensation Committee of the Board of Directors of ARI, with Mr. Murphy as Chairman of the Committee. The Board of Directors of ARI recently approved an employment agreement with Gerald D. Murphy, with Mr. Murphy not participating in the decision. See "Executive Compensation -- Employment Contracts."

            Gerald D. Murphy, Douglas A. Murphy and William H. Burgess also serve as directors of ARI. Douglas A. Murphy is also President of the Company and President and Chief Executive Officer of ARI. Bill J. McFarland, a director and Vice President of the Company, is a Senior Vice President of ARI. In addition, Richard N. McCombs, Vice President and Chief Financial Officer of the Company, is a director and Executive Vice President of ARI.

CERTAIN TRANSACTIONS

            At March 31, 1997, the Company had a $1,000,000 convertible promissory note payable to Douglas A. Murphy, President of the Company, which arose in April 1992. The note was convertible at any time into the Company's Common Stock at a conversion price of $2.95 per share, the average market price of the Company's Common Stock for the seven trading days immediately prior to the April 1, 1993 renewal of the note (as adjusted for stock dividends issued through September 1996). The note was renewed on an annual basis each year and on April 1, 1997, Mr. Murphy again renewed the note. The new note had an interest rate of prime plus 2%, and was due in full on April 1, 1998. In July 1997, Mr. Murphy converted the entire note into 351,773 shares of the Company's Common Stock in accordance with the conversion provisions of the note.

            In 1996 ARI's lease for its office space in Houston, Texas expired. In reviewing its alternatives, ARI located a building suitable for such office space which was available for purchase. After careful consideration, ARI's Board of Directors determined that the purchase of this building would not be in ARI's best interest and that a leasing arrangement would be more appropriate for ARI. Gerald D. and Douglas A. Murphy then arranged for the purchase of the building by a limited partnership owned by them. The limited partnership negotiated a 7-year leasing agreement with ARI for office space in October 1996. ARI's negotiations with the limited partnership were on an arms-length basis and ARI believes that the rental rates being paid by it are comparable to, if not better than rates for similar office space in such area.

            ARI's annual lease expense for such facility ranges from approximately $600,000 in the first year to approximately $740,000 in the seventh year. In connection with the lease, ARI performs building management services in exchange for certain reductions in the lease cost. At June 30, 1997, ARI had an account receivable of $101,639 related to amounts paid on behalf of the limited partnership.

            During the fiscal year ended March 31, 1997, Gerald D. Murphy received officer advances of $85,000 from ARI, which was the largest aggregate amount of indebtedness outstanding to ARI at any time during the fiscal year. The amount outstanding at July 31, 1997, was $44,192. There was no interest charged on such advances.

LITIGATION

            In April 1995, a lawsuit was filed in the district court of Harris County, Texas by Kingwood Lakes South, L.P. and Tenzer Company, Inc., as plaintiffs against Gerald D. Murphy and Douglas A. Murphy. The Company and ARI were named as defendants in the lawsuit by amendment to the original petition in September 1995. This lawsuit is a dispute between the general partner of a proposed real estate development and Gerald D. Murphy and Douglas A. Murphy over their contractual obligations, if any, to the partnership. Damages sought are in the range of $15,000,000, plus attorneys' fees and punitive damages. The Company and ARI were named as defendants in the lawsuit allegedly because of their efforts to obtain restraining orders to prevent threatened foreclosures on the Company's Common Stock pledged as collateral by Gerald D. Murphy and to stop interference by the plaintiffs in the lawsuit, with ARI's Note financing, as well as certain other alleged activities, including knowing participation in breaches of fiduciary duties, civil conspiracy with Gerald D. Murphy and Douglas
A. Murphy and conversion. The plaintiffs recently added a reverse alter ego claim. In those proceedings, the plaintiffs obtained 333,333 shares of the pledged stock which was thereafter sold in part to Farmers Rice and Ms. Kelley. The Company and ARI believe they have valid defenses in this case and that damages, if any, will not have a material effect on the Company's financial position or results of operations. However, as with any litigation, the ultimate outcome is unknown. In order to minimize legal expenses, the Company, ARI, Gerald D. Murphy and Douglas A. Murphy are using common legal counsel in this matter and have agreed to share legal expenses ratably. This matter is currently being tried in Houston, Texas.

            On July 24, 1997, Farmers Rice filed a shareholder derivative complaint purportedly on behalf of the Company and ARI against Gerald D. Murphy, Douglas A. Murphy, the Company and ARI in the United States District Court, Central District of California. In the complaint, Farmers Rice alleges (1) breach of fiduciary duty, (2) waste of corporate assets and (3) illegal corporate loan. The derivative complaint further requests injunctive relief prohibiting the Company and ARI from making allegedly ongoing litigation defense payments on behalf of Gerald D. Murphy and Douglas A. Murphy and requiring ongoing indemnification by such individuals to the Company and ARI. Both the Company and ARI are nominal defendants with the lawsuit being brought on behalf of the Company and ARI against Gerald D. Murphy and Douglas A. Murphy. The complaint principally challenges certain litigation expenditures incurred by the Company in connection with litigation to which the Company, ARI, Gerald D. Murphy and Douglas A. Murphy are parties. While the complaint alleges that such expenditures were improperly incurred, in fact, all expenditures and the involvement of the Company in the underlying litigation were fully authorized by the Company's Board of Directors. Gerald D. Murphy and Douglas A. Murphy believe they have valid defenses against the allegations in the complaint and that the complaint's sole purpose is tactical, namely, to attempt to malign current Management as part of the Trenham Group's renewed effort to take control of the Company for its own benefit.

                      REPORT OF THE COMPENSATION COMMITTEE

            The Compensation Committee's objectives are to establish compensation programs designed to attract and retain executives who are responsible for achieving the business goals of the Company. The Compensation Committee reviews and sets the compensation levels of members of Management. It is also responsible for the administration of the

Company's various compensation plans, except the Company's Employees Profit Sharing and Retirement Plan which is administered by the Profit Sharing and Retirement Plan Committee, and other benefits provided to executives.

BASE SALARY LEVELS

            Base salary levels for the Company's executive officers increased by approximately 3.2% from fiscal year 1996 to 1997. Historically, the compensation of the executive officers of the Company, including the Chief Executive Officer, has not been formally set by the Compensation Committee using specific performance goals or formulas tied to financial benchmarks. Rather, base salary levels for the executives of the Company and its subsidiaries are set annually based on a variety of subjective factors such as: personal performance, current responsibilities, specific accomplishments or events, increase in the consumer price index, future potential contributions to the Company, informal surveys of compensation paid to executive officers holding similar positions in other publicly traded companies of comparable size, and the fiscal year 1996 performance of the Company and the subsidiary or division to which the executive is assigned. When considering executive compensation for fiscal 1997, the Compensation Committee considered various contributions in fiscal 1996, including: (1) the continued improvement in the Company's financial position (stockholders' equity increased by $735,000 to $17,500,00 at March 31, 1996; working capital was $58,100,000 at March 31, 1996 compared to $15,900,000 at March 31, 1995), (2) sales increased 6% from $460,000,000 in 1995 to
$487,000,000 in 1996, (3) the successful completion of a $100,000,000 Mortgage Notes public offering by ARI, and (4) a new $20,000,000 line of credit was obtained for Chemonics Industries, Inc.

            All of the subjective factors were considered by the Compensation Committee, and it is not reasonably possible to assign relative significance to these factors on an individual basis.

BONUSES

            In fiscal 1995, ARI's shareholders and Board of Directors adopted an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of ARI are entitled to receive bonuses that are payable 80% in cash and 20% in ARI's common stock if certain specified Returns on Equity (as defined therein) of ARI are achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% is earned in the following fiscal year if ARI achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Any portion of the bonus that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for one year following issuance. The Incentive Plan is not subject to any provisions of ERISA.

            The Company's subsidiary, Chemonics Industries, Inc., has a bonus plan covering certain executives, including the President of the subsidiary, Thurston F. Teele, who is listed in the Summary Compensation Table. Bonuses are paid according to computations which consider; (a) results for the year based on a minimum return on equity (15%), and (b) results for the year in excess of budgeted targets.

            Under the Company's executive compensation program covering corporate and divisional executives other than ARI personnel and Chemonics Industries personnel (who are covered by the bonus plans described above), bonuses of stock and/or cash may be awarded in recognition of achievement during a year. Individual performance is assessed considering both qualitative and quantitative performance; however, the individual performance reviews relating to bonuses have been conducted on a subjective, non-formula basis. Cash bonuses were awarded to executive officers in 1997 to acknowledge various contributions in fiscal 1997, including: (1) the improvement in the Company's operating results; the Company recorded net income of $7,200,000 million for fiscal year 1997 and stockholders' equity increased to $24,800,000 at March 31, 1997; and, sales increased 26% from $487,000,000 in 1996 to $614,000,000 in 1997, and (2)
the successful acquisition and integration of the olive business.

OTHER

            The Company provides insured medical benefits to executive officers that are generally available to all full-time employees of the Company. Executive officers also are eligible to participate in the Company's Employees Profit Sharing and Retirement Plan on the same basis as all other eligible employees of the Company. The Company provides additional benefits to executive officers through executive medical coverage and Company provided automobiles.

            Amounts paid in fiscal 1997 under the above described plans and programs for the Chief Executive officer and the four most highly compensated executive officers of the Company and its subsidiaries are included in the Summary Compensation Table.

COMPENSATION OF CHIEF EXECUTIVE OFFICER IN 1997

            In considering the amount of compensation for fiscal year 1997 for Mr. Gerald D. Murphy, Chief Executive Officer, the Compensation Committee (excluding Gerald D. Murphy) and the Board of Directors considered the improved financial results reported by the Company in 1997 and 1996 as described above, and contributions made by Mr. Murphy to enhance the long-term growth of the Company which included: the acquisition of the Early California Foods olive business from the Campbell Soup Company in fiscal 1997, the significant export sales of rice to the Far East in fiscal 1995 and 1996; the establishment of a joint venture for rice operations in Vietnam; and, the coordination of other potential export opportunities, especially in the Middle East.

            As with the Company's other executives, Gerald D. Murphy's 1997 salary was based on the various subjective factors detailed under the caption "Base Salary Levels" above. Mr. Murphy's base salary increased from $325,000 in 1996 to $336,000 in 1997, a 3.4% increase. Mr. Murphy also received a cash bonus of $101,535 and a stock bonus of $99,525 for 1997. These bonuses were paid in recognition of the favorable financial results recorded by the Company's operating entities, ARI, Chemonics International and Fire-Trol, in fiscal year 1997, and the successful acquisition and integration of the Early California Olive division during the year.

            The Board of Directors of ARI, exclusive of Gerald D. Murphy, approved an employment agreement with Gerald D. Murphy described in "Executive Compensation -- Employment Contracts," partially to insure Mr. Murphy's continuing role as Chairman of the Board of Directors of ARI due to his extensive relationships with customers and banks of ARI and the need to maintain continuity in such relationships.

TAX LIMITATIONS

            In 1993, the U.S. Treasury Department issued regulations (Section 162(m) to the Internal Revenue Code) that prevent publicly traded companies from receiving tax deductions on compensation paid to its executive officers in excess of $1,000,000. The Company has not paid, and does not currently anticipate paying compensation at these levels, and therefore, does not believe that these provisions will be relevant to the Company's executive compensation levels for the foreseeable future. However, see "Executive Compensation-Employment Contracts".


                                       COMPENSATION COMMITTEE

                                       William H. Burgess, Chairman
                                       Gerald D. Murphy
                                       Alan M. Wiener

                             STOCK PRICE PERFORMANCE

            The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (ii) the Total Return Index for Standard and Poor's Food Products Companies. The comparison covers the five-year period from April 1, 1992 to March 31, 1997, the end of the Company's 1997 fiscal year and assumes that $100 was invested at the beginning of the period in the Company's Common Stock and in each Index and that any dividends were reinvested.

            The stock price performance shown on the graph is not necessarily indicative of future price performance.


                                                Total return for the
                                                    NASDAQ Stock
                               ERLY                 Market - U.S.        S&P Food Products
Measurement Period        Industries Inc.             companies           Companies Index
------------------      -------------------    ----------------------    -----------------
At April 1, 1992              $100                      $100                     $100
FYE March 31, 1993              94                       115                      109
FYE March 31, 1994             135                       124                      101
FYE March 31, 1995             333                       138                      120
FYE March 31, 1996             299                       187                      151
FYE March 31, 1997             304                       208                      190


                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

            Executive officers and directors of the Company are required to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. The Company has reviewed such reports received by it and believes that, except as specified below, all of its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended March 31, 1997 except as follows: Annual Report Form 5 to report the effect of the stock dividend in fiscal year ended March 31, 1997, was not timely filed for R.N. McCombs and a Form 4 to report a sale of stock in August 1996 was not timely filed by John S. Poole, Senior Vice President of ARI.


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

            Deloitte & Touche LLP has been the Company's independent certified public accountants since the inception of the Company in 1964 and will continue to perform in this capacity for the coming year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so and will be available to respond to appropriate questions.


                                  OTHER MATTERS

            The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Annual Meeting, although it is possible that the Trenham Group may bring up their proposal to expand the Board of Directors to seven persons or any other proposal described under "The Trenham Group's Consent Solicitation". However, if any other business shall properly come before the Annual Meeting, votes may be cast pursuant to the proxies solicited hereby in respect to such other business in accordance with the best judgment of the person or persons acting under the proxies and will be voted against any such proposals submitted by the Trenham Group.

                           1998 SHAREHOLDER PROPOSALS

            Any proposal a shareholder of the Company wishes to have presented at the 1998 Annual Meeting of Shareholders in the Company's Proxy Statement as provided for in the Proxy Rules of the Securities and Exchange Commission must be received by the Company on or before April ___, 1998.


                                       By order of the Board of Directors



                                       Thomas A. Whitlock
                                       Vice President and
                                       Assistant Secretary


Los Angeles, California
August ___, 1997

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED WHITE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED POSTAGE PREPAID ENVELOPE.

                                   APPENDIX A



              PROPOSED AMENDMENTS OF THE ARTICLES OF INCORPORATION

            SIXTH: Except as otherwise provided by the California General Corporation Law or the Articles of Incorporation, each shareholder shall have one vote for each share held of record which has voting power upon the matter in question. In an election of directors, each directorship shall constitute a separate matter.

            SEVENTH: Any action required or permitted to be taken by shareholders of this Corporation must be taken at a duly called annual meeting or at a special meeting of shareholders of the corporation and no action may be taken by the written consent of the shareholders.

PROXY

                                PRELIMINARY COPY
                                ----------------


                              ERLY INDUSTRIES INC.

                              SHAREHOLDERS' PROXY

          This Proxy is Solicited on Behalf of the Board of Directors


          The undersigned hereby appoints GERALD D. MURPHY and DOUGLAS A. MURPHY as Proxies, each of them with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of Common Stock of ERLY Industries, Inc. held on record by the undersigned on August __, 1997, at the Annual Meeting of Shareholders to be held on September 26, 1997, or any adjournment thereof.


            PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                                              FOR   AGAINST   ABSTAIN
1.  ELIMINATION OF CUMULATIVE VOTING:
    The adoption of an amendment to the       [ ]     [ ]       [ ]
    Articles of Incorporation to
    eliminate cumulative voting.

                                              FOR   AGAINST   ABSTAIN
2.  ELIMINATION OF SHAREHOLDER ACTION
    BY WRITTEN CONSENT:                       [ ]     [ ]       [ ]
    The adoption of an amendment to the
    Articles of Incorporation to provide
    that actions required or permitted
    to be taken by the shareholders must
    be effected only at a duly called
    annual or special meeting of shareholders and not by written consent.

                                                FOR             WITHHOLD
                                         all nominees listed    AUTHORITY
                                           below (except as    (to vote for
                                             marked to the     all nominees
                                            contrary below)    listed below)
3.  ELECTION OF DIRECTORS:                       [ ]               [ ]
    Gerald D. Murphy, Douglas A. Murphy,
    William H. Burgess, Bill J. McFarland
    and Alan M. Wiener.
    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below):

    ------------------------------------------------------------------------

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                          (Continued on Reverse Side)

-----------------------------------------------------------------------------

                         (Continued from Reverse Side)

      This Proxy, when properly executed, will be voted in the manner directed herein. The individuals named above are authorized to vote in their discretion on any other matters that properly come before the meeting. With respect to Proposals 1 and 2, where no vote is specified, this proxy will be voted for such proposals. With respect to the election of directors (Proposal 3), where no vote is specified, or where the box FOR all nominees is marked a proxy will be cast at the discretion of the proxies named herein in order to elect as many nominees as believed possible under the then prevailing circumstances. If you withhold your vote for an individual nominee, all of your cumulative votes, if available, will be distributed among the remaining nominees at the discretion of the proxies.

      By executing and dating this White Proxy, all previously executed consents or proxies executed by the undersigned solicited by anyone, including the Company or the Trenham (Powell) Group, is hereby revoked.


Signature(s) ____________________________________________ Dated:_________, 1997

IMPORTANT: Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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